EXHIBIT 4.1

AMENDMENT NO. 2
TO
ACCELERIZE NEW MEDIA, INC.
CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 2 (this “Amendment”) dated as of [_______ __, 2009],  entered by and between Accelerize New Media, Inc., a Delaware corporation (the “Borrower”), and [___________] (the “Lender”), to a certain 10% Convertible Promissory Note, dated [_______ __, 2008], in the original principal amount of [ _______ thousand dollars ($______)], executed by the Borrower and delivered to the Lender, as amended to date by Amendment No. 1 (the “Original Note”).

WHEREAS, the Borrower and the Lender have agreed to amend the Original Note by clarifying the Terms of Repayment and the Lender’s conversion price as described below.

NOW THEREFORE, it is hereby agreed:

1.           Definitions.  All of the defined terms that are used in this Amendment and not otherwise defined herein shall have the respective meanings assigned to them in the Original Note. All references to paragraph and section numbers in this Amendment shall be deemed references to paragraph and section numbers in the Original Note unless otherwise specified.

2.           Effect of Amendment.  As used in the Common Stock Purchase Warrant issued to the Lender in connection with the Original Note and all other instruments and documents executed in connection with the Original Note, any reference to the Note shall mean the Note as amended to date, including by this Amendment.

3.           Terms of Repayment. Section 1(d) of the Original Note is hereby amended by replacing it with the following:

“(d) Principal shall be due and payable on the Maturity Date, and subject to the following conditions, shall be payable at the option of the Lender in cash or shares of Common Stock as follows: (i) if the average Closing Price of the Common Stock on the last five (5) Trading Days prior to the Maturity Date is fifty cents ($0.50) or more, then the Lender may elect to have the Principal paid in shares of Common Stock. In such case, the number of shares of Common Stock to be issued to the Lender shall be determined by dividing the principal amount outstanding on the Maturity Date by fifty cents ($0.50); (ii) if the average Closing Price of the Common Stock on the last five (5) Trading Days prior to the Maturity Date is less than fifty cents ($0.50), then the Principal may only be paid in cash.”

4.           Lender’s Conversion Price. The first paragraph of Section 3 of the Original Note is hereby amended by replacing it with the following:

“The Lender shall have the option, at any time on or after July 30, 2008, but before the Maturity Date, to convert the outstanding Principal of this Note into fully-paid and nonassessable shares of Common Stock at the Lender’s Conversion Price (as defined below) described below by providing the Borrower with a written notice (“Lender’s Conversion Notice”) in the form attached hereto as Exhibit A.  As used herein, the term “Lender’s Conversion Price” means, as applicable, the lesser of: (i) fifty cents ($0.50) per share of Common Stock; or (ii) if at any time prior to the Maturity Date the Borrower enters into a New Transaction (as defined below), the Lender’s Conversion Price shall be the New Transaction Price, if lower than fifty cents ($0.50) per share of Common Stock. As used herein, the term “New Transaction Price” means the lowest effective purchase price, conversion price or exercise price, as the case may be, in a New Transaction.  As used herein, the term “New Transaction” means any transaction entered into, directly or indirectly, by or for the benefit of the Borrower after the date hereof and before the Maturity Date, pursuant to which shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, are issued by the Borrower, except shares of Common Stock issued under the Accelerize New Media Stock Option Plan.”

5.           Representations and Warranties. In order to induce the Lender to enter into this Amendment, Borrower hereby represents and warrants that this Amendment has been duly authorized, executed and delivered by all necessary corporate action of the Borrower and each of this Amendment and the Original Note, as amended hereby, constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its respective terms. Borrower further represents and warrants that no act or event has occurred and is continuing that violates, is in conflict with, results in a breach of or constitutes an event of Default under the Original Note.

6.           Limited Nature.  The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to any waiver of, or modification of, any other term or condition of the Note, or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Note. Except as expressly amended hereby, the terms and provisions of the Original Note shall remain in full force and effect.  If any term, covenant or condition of this Amendment shall be held to be invalid, illegal or unenforceable in any respect, this Amendment shall be construed without such provision.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

ACCELERIZE NEW MEDIA, INC..

By:____________________________________
Name: Brian Ross
Title: President and Chief Executive Officer

[LENDER]

By:____________________________________
Name:
Title: